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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            LAMAR ADVERTISING COMPANY
                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware


         Lamar Advertising Company (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment pursuant to a meeting in accordance with Sections 212 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:         That the first paragraph of ARTICLE FOURTH of the Certificate of Incorporation of this Corporation be and it is hereby amended to increase the authorized shares of capital stock of the Corporation from 163,510,000 to 213,510,000 so that said first paragraph of ARTICLE FOURTH shall be and read as follows:

                  FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred thirteen million five hundred ten thousand (213,510,000) shares, and shall consist of:

                  (1) One hundred seventy five million (175,000,000) shares of Class A Common Stock, $0.001 par value per share;

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                  (2)      Thirty-seven million five hundred thousand
                           (37,500,000) shares of Class B Common Stock, $0.001 par value per share;

                  (3) Ten thousand (10,000) shares of Class A Preferred Stock, $638.00 par value per share; and

                  (4) One million (1,000,000) shares of undesignated Preferred Stock, $0.001 par value per share.

         The Class A Common Stock and the Class B Common Stock are hereinafter collectively referred to as "Common Stock."


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its President and Chief Executive Officer this 25th day of May 2000.


                                            LAMAR ADVERTISING COMPANY



                                            By: /s/ Kevin P. Reilly, Jr.
                                                ------------------------
                                                Kevin P. Reilly, Jr.
                                                President and Chief Executive
                                                  Officer


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